                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 5 )*


                                 MedImmune, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    584699102
                         ------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 14 Pages

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 2 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Ventures I, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             0
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   0
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  0
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 3 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Partners I, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             0
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   0
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  0
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 4 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Ventures II, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 5 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  HealthCare Partners II, L.P.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       Delaware
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  PN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 6 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  James H. Cavanaugh, Ph.D.
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |   28,765
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   28,765
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.2%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 7 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  Harold R. Werner
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 8 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  John W. Littlechild
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                      Page 9 of 14 Pages
________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        |
        |  William Crouse
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       United States
________|_______________________________________________________________________
               |  5  |   SOLE VOTING POWER
               |     |
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY             27,973
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |
               |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   27,973
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  27,973
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  0.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________

CUSIP No. 584699102                  13G                     Page 10 of 14 Pages
________________________________________________________________________________

Item 1.

         (a)      Name of Issuer:

                  MedImmune, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  35 West Watkins Mill Road
                  Gaithersburg, Maryland  20878

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures I, L.P. ("HCV I"), HealthCare Partners I, L.P. ("HCP I"), HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV I, HCP I, HCV II, HCP II, Dr. Cavanaugh, and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV I, HCP I, HCV II and HCP II are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

--------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP I and HCP II, which are the general partners of HCV I and HCV II, respectively, the record holder of Issuer's securities.

________________________________________________________________________________

CUSIP No. 584699102                  13G                     Page 11 of 14 Pages
________________________________________________________________________________


         (e)      CUSIP Number:

                  584699102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1997: HCV I and HCP I beneficially no Shares of the Issuer's securities; HCV II and HCP II beneficially owned 27,973 Shares of Issuer's Common Stock; Messrs. Werner, Littlechild and Crouse beneficially owned 27,973 Shares of Issuer's Common Stock; and Dr. Cavanaugh beneficially owned 56,738 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1997: the 27,973 Shares of Issuer's securities beneficially owned by HCV II, HCP II and Messrs. Werner, Littlechild and Crouse constitute 0.1% of Issuer's Shares outstanding; and the 56,738 Shares of Issuer's securities beneficially owned by Dr. Cavanaugh constitute 0.2% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Dr. Cavanaugh has the sole power to vote or to direct the vote of those shares owned by him.

                  (ii) shared power to vote or to direct the vote: HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those shares owned by HCV I.

                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or to direct the vote of those shares owned by HCV II.

                  (iii) sole power to dispose or to direct the disposition of:

________________________________________________________________________________

CUSIP No. 584699102                  13G                     Page 12 of 14 Pages
________________________________________________________________________________

                           Dr. Cavanaugh has the sole power to dispose or to direct the disposition of those shares owned by him.

                  (iv) shared power to dispose of or to direct the disposition of: HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV I.

                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those shares owned by HCV II.

Item 5.           Ownership of Five Percent or less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of Securities, check the following [X].


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

________________________________________________________________________________

CUSIP No. 584699102                  13G                     Page 13 of 14 Pages
________________________________________________________________________________


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1998                HealthCare Ventures I, L.P.,
            Princeton, New Jersey        by its General Partner, HealthCare
                                                  Partners I, L.P.

                                         By: /s/ Jeffrey Steinberg
                                             -----------------------------
                                             A General Partner

Dated:  February 10, 1998                HealthCare Partners I, L.P.
            Princeton, New Jersey

                                         By: /s/ Jeffrey Steinberg
                                             -----------------------------
                                             A General Partner

Dated:  February 10, 1998                HealthCare Ventures II, L.P.,
            Princeton, New Jersey        by its General Partner, HealthCare
                                                  Partners II, L.P.

                                         By: /s/ Jeffrey Steinberg
                                             ----------------------------
                                             A General Partner

Dated:  February 10, 1998                HealthCare Partners II, L.P.
            Princeton, New Jersey

                                         By: /s/ Jeffrey Steinberg
                                             -----------------------------
                                             A General Partner

Dated:  February 10, 1998                By: /s/ Jeffrey Steinberg
            Princeton, New Jersey            -----------------------------
                                             James H. Cavanaugh, Ph.D.

Dated:  February 10, 1998                By: /s/ Jeffrey Steinberg
            Princeton, New Jersey            -----------------------------
                                             Harold R. Werner

Dated:  February 10, 1998                By: /s/ Jeffrey Steinberg
            Cambridge, Massachusetts         -----------------------------
                                             John W. Littlechild

Dated:  February 10, 1998                By: /s/ Jeffrey Steinberg
            Princeton, New Jersey            -----------------------------
                                             William Crouse

________________________________________________________________________________

CUSIP No. 584699102                  13G                     Page 14 of 14 Pages
________________________________________________________________________________


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of MedImmune, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 10, 1998                   HealthCare Ventures I, L.P.,
            Princeton, New Jersey           by its General Partner, HealthCare
                                                     Partners I, L.P.

                                            By: /s/ Jeffrey Steinberg
                                                -------------------------------
                                                A General Partner

Dated:  February 10, 1998                   HealthCare Partners I, L.P.
            Princeton, New Jersey
                                            By: /s/ Jeffrey Steinberg
                                                -------------------------------
                                                A General Partner

Dated:  February 10, 1998                   HealthCare Ventures II, L.P.,
            Princeton, New Jersey           by its General Partner, HealthCare
                                                     Partners II, L.P.

                                            By: /s/ Jeffrey Steinberg
                                                -------------------------------
                                                A General Partner

Dated:  February 10, 1998                   HealthCare Partners II, L.P.
            Princeton, New Jersey
                                            By: /s/ Jeffrey Steinberg
                                                -------------------------------
                                                A General Partner

Dated:  February 10, 1998                   By: /s/ Jeffrey Steinberg
            Princeton, New Jersey               -------------------------------
                                                James H. Cavanaugh, Ph.D.

Dated:  February 10, 1998                   By: /s/ Jeffrey Steinberg
            Princeton, New Jersey               -------------------------------
                                                Harold R. Werner

Dated:  February 10, 1998                   By: /s/ Jeffrey Steinberg
            Cambridge, Massachusetts             -------------------------------
                                                John W. Littlechild

Dated:  February 10, 1998                   By: /s/ Jeffrey Steinberg
            Princeton, New Jersey               -------------------------------
                                                William Crouse